UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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Form 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   February 1, 2013
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Commission File Number 333-170315

First Titan Corp.
(Exact name of small business issuer as specified in its charter)

Florida	27-3480481
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

495 Grand Boulevard, Suite 206 Miramar Beach, FL	32550
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (850) 269-7267

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02	NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

On February 1, 2013, we concluded that the Company’s financial statements for the year ended September 30, 2012 should no longer be relied upon and will be restated.

The financial statements as originally filed did not include the report of independent registered public accounting firm and the unaudited supplemental oil and gas disclosures. The restated financial statements will include these items. In addition, due to a typographical error, long-term liabilities including convertible notes payable and accrued interest payable had been omitted from the balance sheet as originally filed. These items are included on the restated balance sheet. The financial statements as of and for the year ended September 30, 2012 are being restated to recognize imputed interest expense on non-interest bearing advances, to recognize asset retirement obligation related to a drilled oil well and to properly show proved versus unproved oil and gas property.

The effect of the restatement on the balance sheet as of September 30, 2012, is to increase proved oil and gas property by $128,000 and to decrease unproved oil and gas property by $127,500. In addition, it will increase convertible notes payable by $20,519; accrued interest payable by $10,120; and asset retirement obligation by $500.

The effect of the restatement on the statement of operations for the year ended September 30, 2012 will be to increase both interest expense and the net loss by $20,481.

The Company expects to file restated financial statements for the year ended September 30, 2012 as soon as practicable.

The Company discussed the decision to restate the Company’s financial statements for the year ended September 30, 2012 with the Company’s independent registered public accounting firm, M&K CPAS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 7, 2013	First Titan Corp.

By: /s/ Harvey Bryant
Harvey Bryant
Chief Executive Officer
Principal Financial Officer